SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): March 7, 2003

MATRIX SERVICE COMPANY

(Exact name of registrant as specified in its charter)

Delaware	0-18716	73-1352174
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10701 East Ute Street, Tulsa, Oklahoma 74116-1517

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (918) 838-8822.

Item 2. Acquisition of Assets

This Amendment No. 1 to the Current Report on Form 8-K originally dated March 20, 2003, is being filed in order to include the historical financial statements of Hake Group, Inc. and Subsidiaries and the unaudited pro forma financial information listed below.

On March 7, 2003, Matrix Service Company (the “Registrant”) acquired all of the issued and outstanding capital stock of Hake Group, Inc. from its sole shareholder, Skyview Partners LLC, and all of the issued and outstanding minority interests in the majority owned subsidiaries of Hake Group, Inc. (the “Purchase”). As a result of the Purchase, the Registrant acquired 100% of the ownership interests in Hake Group, Inc. and its subsidiaries, Bish Investments, Inc., Bogan, Inc., Frank W. Hake, Inc., Hover Systems, Inc., I&S, Inc., I&S Joint Venture, LLC, McBish Management, Inc., Mechanical Construction, Inc., Mid-Atlantic Constructors, Inc. and Talbot Realty, Inc., which are commonly referred to as The Hake Group of Companies. Also included in the Purchase was a 50% membership interest in Ragner Hake, LLC.

The Hake Group of Companies is headquartered in Eddystone, Pennsylvania, and is an industrial services contractor providing services primarily for the oil and power industries located in the Mid-Atlantic region of the United States. Services are provided to customers as integrated bundled services and include:

Millwrighting, Hauling and Rigging

Electrical Contracting

General Maintenance and Civil Contracting

Boiler Work, Pipefitting and Fabrication

The Registrant intends to continue in the business of The Hake Group of Companies.

The consideration for the Purchase was approximately $54 million, subject to certain adjustments, of which approximately $44 million in cash was paid at closing with the remaining $10 million to be paid post-closing in varying installments over the next five years. Financing for the transaction was provided under a new Credit Agreement between Matrix and a group of lenders led by Bank One.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Business Acquired

The following financial statements of Hake Group, Inc. and Subsidiaries are included in this report:

Consolidated Balance Sheets as of June 30, 2002 and 2001 and December 31, 2002 (unaudited)

Consolidated Statements of Income and Retained Earnings for the years ended June 30, 2002, 2001 and 2000 and the six months ended December 31, 2002 (unaudited) and 2001 (unaudited)

Consolidated Statements of Cash Flows for the years ended June 30, 2002, 2001 and 2000 and the six months ended December 31, 2002 (unaudited) and 2001 (unaudited)

Notes to the Consolidated Financial Statements

(b)	Pro Forma Financial Information

The following unaudited pro forma condensed financial information is being filed herewith:

Unaudited Pro Forma Condensed Combined Balance Sheet as of February 28, 2003

Unaudited Pro Forma Condensed Combined Statement of Income for the nine months ended February 28, 2003

Unaudited Pro Forma Condensed Combined Statement of Income for the year ended May 31, 2002

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(c)	Exhibits

99.1 Equity Interests Purchase Agreement dated as of March 7, 2003 by and among Hake Acquisition Corp., Matrix Service Company, and the Holders of the Equity Interests of The Hake Group of Companies (incorporated by reference to Exhibit 99.1 in the Registrant’s 8-K filed March 24, 2003).

99.2 Credit Agreement dated as of March 7, 2003, by and among Matrix Service Company, the Lenders referred to therein, Bank One, Oklahoma N.A., as Agent and Wells Fargo Bank Texas, N.A., as Co-Agent (incorporated by reference to Exhibit 99.2 in the Registrant’s Form 8-K filed March 24, 2003).

INDEX TO FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

Page

Independent Auditor Report	4
Consolidated Balance Sheets as of June 30, 2002 and 2001 and December 31, 2002 (unaudited)	5
Consolidated Statements of Income and Retained Earnings for the years ended June 30, 2002, 2001 and 2000 and the six months ended December 31, 2002 (unaudited) and 2001 (unaudited)	6
Consolidated Statements of Cash Flows for the years ended June 30, 2002, 2001 and 2000 and the six months ended December 31, 2002 (unaudited) and 2001 (unaudited)	7
Notes to Consolidated Financial Statements	8-18

INDEPENDENT AUDITOR REPORT

The Board of Directors

Hake Group, Inc. and Subsidiaries

Eddystone, Pennsylvania

We have audited the accompanying consolidated balance sheets of Hake Group, Inc. and Subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of income and retained earnings, and cash flows for each of the three years ended June 30, 2002, 2001 and 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Hake Group, Inc. and Subsidiaries as of June 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years ended June 30, 2002, 2001 and 2000, in conformity with U.S. generally accepted accounting principles.

Rainer & Company

August 9, 2002

HAKE GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(000’s Omitted)

	06/30/01	06/30/02	(Unaudited) 12/31/02
ASSETS
Current:
Cash	$207	$21	$1,011
Contracts Receivable, Which Include Allowances of $50, $174 and $109 as of June 30, 2001, 2002 and December 31, 2002	21,437	21,321	20,048
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	8,698	8,384	13,609
Prepaid Expenses and Other Current Assets	316	1,341	3,367
Investment in Joint Venture	0	0	982
Deferred Income Taxes	0	0	799

TOTAL CURRENT ASSETS	30,658	31,067	39,816

Property and Equipment, Net of Accumulated Depreciation	2,986	2,965	3,044
Other Assets	390	914	0

TOTAL ASSETS	$34,034	$34,946	$42,860

LIABILITIES
Current:
Note Payable—Demand	$8,212	$1,693	$0
Note(s) Payable—Stockholder(s)	425	100	0
Current Installments of Long-Term Debt	649	200	750
Accounts Payable and Accrued Expenses	12,624	15,226	15,020
Management Equity Plan	0	0	2,001
Income Taxes Payable	871	1,250	2,546
Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts	1,490	1,419	5,171

TOTAL CURRENT LIABILITIES	24,271	19,888	25,488

Long-Term:
Note Payable, Net of Current Portion	1,570	650	0
Management Equity Plan	435	2,001	0

TOTAL LONG-TERM LIABILITIES	2,005	2,651	0

TOTAL LIABILITIES	26,276	22,539	25,488

Minority Interests	590	1,074	1,430

STOCKHOLDERS’ EQUITY
Capital Stock	1,817	1,817	1,817
Additional Paid-In Capital	598	598	598
Retained Earnings	4,753	8,918	13,527

TOTAL STOCKHOLDERS’ EQUITY	7,168	11,333	15,942

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,034	$34,946	$42,860

The accompanying notes are an integral part of these statements.

HAKE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Retained Earnings

(000’s Omitted)

	Years Ended			(Unaudited) Six Months Ended
	06/30/00	06/30/01	06/30/02	12/31/01	12/31/02

Revenues	$85,315	$112,748	$174,808	$91,782	$95,917
Cost of Revenues	71,736	95,872	149,099	79,791	80,415

GROSS PROFIT	13,579	16,876	25,709	11,991	15,502

Operating Expenses	11,391	12,911	14,692	7,836	7,946

INCOME FROM OPERATIONS	2,188	3,965	11,017	4,155	7,556

Other Income (Expense):
Other Expense, Net of Other Income	(315)	(322)	(846)	(143)	(289)
Management Equity Plan Expense	0	(435)	(1,566)	0	0
Income from Investment in Joint Venture	0	0	0	0	982

TOTAL OTHER INCOME (EXPENSE)	(315)	(757)	(2,412)	(143)	693

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTERESTS IN NET INCOME OF CONSOLIDATED SUBSIDIARIES	1,873	3,208	8,605	4,012	8,249

Provision for Income Taxes	592	1,207	3,451	1,400	3,284

INCOME BEFORE MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	1,281	2,001	5,154	2,612	4,965

Minority Interests in Net Income of Consolidated Subsidiaries	(73)	(111)	(484)	(222)	(356)

NET INCOME	1,208	1,890	4,670	2,390	4,609

Retained Earnings—Beginning	2,091	3,299	4,753	4,753	8,918
Less: Dividends Paid	0	436	505	0	0

RETAINED EARNINGS—ENDING	$3,299	$4,753	$8,918	$7,143	$13,527

The accompanying notes are an integral part of these statements.

HAKE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(000’s Omitted)

				(Unaudited)
	Years Ended			Six Months Ended
	06/30/00	06/30/01	06/30/02	12/31/01	12/31/02
Cash Flows From Operating Activities:
Net Income	$1,208	$1,890	$4,670	$2,390	$4,609
Adjustments to Reconcile Net Income to Net Cash Provided (Used) by Operating Activities:
Minority Interests in Net Income of Consolidated Subsidiaries	73	111	484	222	356
Depreciation and Amortization	454	470	520	256	244
Allowance for Doubtful Accounts	0	0	0	17	(65)
Income from Investment in Joint Venture	0	0	0	0	(982)
Gain on Sale of Property and Equipment	(64)	(11)	(26)	0	0
Deferred Income Taxes	(119)	(58)	(338)	0	0
Decrease (Increase) in:
Contracts Receivable	(2,527)	(3,993)	116	(5,346)	4,689
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	1,131	(5,419)	314	(794)	(8,576)
Prepaid Expenses and Other Current Assets	(80)	21	(1,230)	(117)	(1,935)
Increase (Decrease) in:
Accounts Payable and Accrued Expenses	(804)	5,627	2,602	3,858	(206)
Income Taxes Payable	298	(992)	379	655	1,296
Management Equity Plan	0	435	1,566	0	0
Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts	1,146	(29)	(71)	3,139	3,752

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	716	(1,948)	8,986	4,280	3,182

Cash Flows From Investing Activities:
Purchases of Property and Equipment	(159)	(1,800)	(487)	(426)	(323)
Principal Received from Related Party Note Receivable	286	602	7	0	24
Advances from Related Parties	(421)	0	0	0	0
Proceeds from Sale of Property and Equipment	91	14	26	0	0

NET CASH (USED) BY INVESTING ACTIVITIES	(203)	(1,184)	(454)	(426)	(299)

Cash Flows From Financing Activities:
Proceeds from Borrowings	2,473	4,760	0	0	0
Net Repayments on Demand Note Payable	0	0	0	(2,479)	(1,693)
Payments of Debt Obligations	(2,997)	(1,012)	(8,213)	(1,563)	(200)
Dividends Paid	0	(436)	(505)	0	0

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(524)	3,312	(8,718)	(4,042)	(1,893)

NET INCREASE (DECREASE) IN CASH	(11)	180	(186)	(188)	990

Cash—Beginning	38	27	207	207	21

CASH—ENDING	$27	$207	$21	$19	$1,011

Supplemental Schedule of Cash Flow Information:
Cash Paid During the Period For:
Interest	$728	$717	$469	$331	$131
Income Taxes	683	1,411	3,488	800	2,000

The accompanying notes are an integral part of these statements.

HAKE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2002 and 2001

NOTE 1—Nature of Business

Hake Group, Inc. (the parent company) owns the stock of its consolidated subsidiaries as listed in Note 2. As an industrial service contractor, the following services provided to its customers are evaluated by management as integrated bundled services and, as such, the company operates as one business segment:

Millwrighting, Hauling and Rigging

Electrical Contracting

General Maintenance and Civil Contracting

Boiler Work, Pipefitting and Fabrication

NOTE 2—Basis of Presentation and Summary of Significant Accounting Policies

Estimates—The process of preparing financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of the parent company and all of its subsidiaries. Minority interests in the respective entities are determined by their equity ownership. All significant intercompany transactions are eliminated in consolidation.

References in this report to “subsidiaries” include both wholly-owned and majority-owned subsidiaries. References to “company” include the Hake Group, Inc. and all consolidated subsidiaries.

Consolidated Subsidiaries	Ownership

Frank W. Hake, Inc.	100%
Bogan, Inc.	85%
Hover Systems, Inc.	100%
I & S, Inc.	100%
I & S Joint Venture, LLC	90%
Mechanical Construction, Inc.	100%
Mid-Atlantic Constructors, Inc.	90%
McBish Management, Inc.	100%
Bish Investments, Inc.	93%
Talbot Realty, Inc.	100%

Unaudited Interim Financial Statements—The interim financial statements of the company at December 31, 2002 and for the six months ended December 31, 2002 and 2001 included herein have been prepared by the company, without audit.

HAKE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2002 and 2001

NOTE 2—Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Revenue and Cost Recognition—Revenues from time and material contracts and fixed price contracts are recognized on the accrual basis, measured by costs incurred to date and the estimated gross profit percentage. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near-term.

Contract costs include all direct material, labor, subcontract and equipment costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

The asset, “Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts,” represents costs and earnings recognized in excess of amounts billed. The current liability, “Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts,” represents billings in excess of costs and earnings recognized.

In accordance with industry practice, the company classifies all contract related assets and liabilities as current under the operating cycle concept.

Property and Equipment—Property and equipment are carried at cost. Depreciation expense is provided for on the straight-line method over the estimated useful lives of the assets. Maintenance and minor repairs are charged to operations as incurred. Gains and losses on dispositions are recorded in current operations.

For financial reporting purposes, the estimated useful lives for depreciation and amortization are:

Leasehold Improvements	15-39 Years
Hauling Equipment	3-7 Years
Rigging Equipment	5-10 Years
Other Operating Equipment	3-7 Years
Automobiles	3-7 Years
Office Equipment	5 Years

Impairment of Long-Lived Assets—Long-lived assets and intangibles, including goodwill, of identifiable business activities are evaluated for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets used in operations may not be recoverable. The determination of whether an impairment has occurred is based on management’s estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value for the assets and recording a provision for loss if the carrying value is greater than fair value. For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value, less the cost to sell, to determine if an impairment is required. Until the assets are disposed of, an estimate of the fair value is redetermined when related events or circumstances change.

HAKE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2002 and 2001

NOTE 2—Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Income Taxes—Income taxes are based on amounts included in the Consolidated Statements of Income and Retained Earnings. Deferred income taxes are computed based on the tax liability or benefit in future years of the reversal of temporary differences in the recognition of income or deduction of expenses between financial and tax reporting purposes. Deferred taxes are classified as current or noncurrent based on the classification of the related assets and liabilities to which they relate.

Fair Value of Financial Instruments and Concentration of Credit Risk—Financial instruments which potentially subject the company to concentrations of credit risk consist of cash and contracts receivable. The carrying value of financial instruments approximates their fair value. The company places its cash with high quality institutions. At times, investments may be in excess of the FDIC insurance limit. Concentrations of credit risk, with respect to contracts receivable, are considered to be limited due to the quantity of customers comprising the company’s customer base and their dispersion across many different industries.

Cash and Cash Equivalents—For purposes of the consolidated statements of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less.

Contracts Receivable—Contracts receivable are recorded net of an allowance for expected losses. The allowance is estimated from historical performance and projections of trends.

NOTE 3—Contracts Receivable

	June 30,		(Unaudited) December 31, 2002
	2001	2002
Billed	$19,941,032	$19,126,261	$17,758,361
Retainages	1,496,115	2,194,385	2,289,546

TOTAL	$21,437,147	$21,320,646	$20,047,907

NOTE 4—Costs, Estimated Earnings and Billings on Uncompleted Contracts

	June 30,		(Unaudited) December 31, 2002
	2001	2002
Costs Incurred	$86,696,226	$99,642,128	$117,041,127
Estimated Earnings	14,956,171	14,497,597	21,734,282

	101,652,397	114,139,725	138,775,409
Less: Billings to Date	94,444,497	107,173,959	130,337,087

TOTAL	$7,207,900	$6,965,766	$8,438,322

HAKE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2002 and 2001

NOTE 4—Costs, Estimated Earnings and Billings on Uncompleted Contracts (Continued)

	June 30,		(Unaudited) December 31, 2002
	2001	2002
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	$8,698,191	$8,385,053	$13,609,032

Billings in Excess of Costs and Estimated on Uncompleted Contracts	(1,490,291)	(1,419,287)	(5,170,710)

NET	$7,207,900	$6,965,766	$8,438,322

NOTE 5—Property and Equipment

The components of property and equipment are as follows:

	June 30,		(Unaudited) December 31, 2002
	2001	2002
Real Estate	$204,764	$204,764	$204,764
Leasehold Improvements	996,079	1,149,757	1,163,491
Hauling Equipment	6,059,907	6,168,036	6,240,356
Rigging Equipment	1,406,201	1,460,358	1,460,358
Other Operating Equipment	323,754	323,754	323,754
Automobiles	353,721	263,060	263,060
Office Equipment	822,049	842,058	1,078,140

TOTAL PROPERTY AND EQUIPMENT	10,166,475	10,411,787	10,733,923

Less: Accumulated Depreciation	7,180,702	7,446,648	7,690,267

NET PROPERTY AND EQUIPMENT	$2,985,773	$2,965,139	$3,043,656

Depreciation expense for the years ended June 30, 2000, 2001 and 2002 was $444,413, $458,132 and $506,950, respectively. Depreciation expense was $230,556 (unaudited) and $243,619 (unaudited) for the six months ended December 31, 2001 and 2002, respectively.

HAKE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2002 and 2001

NOTE 6—Other Assets

The components of other assets are as follows:

	June 30,
	2001	2002
Note Receivable, Net of Current Maturities	$84,092	$76,794
Intangible Asset, Net of Accumulated Amortization	50,000	38,000
Deferred Income Taxes	256,000	799,000

TOTAL OTHER ASSETS	$390,092	$913,794

The following represents the terms of the note receivable included in other assets:

	June 30,
	2001	2002
Note receivable from Hake Headquarters, a related party. The note is being repaid in monthly installments of $1,147, including interest of 8%. The final payment is due December 2010	$90,830	$84,092

Less: Current Maturities	6,738	7,298

NOTE RECEIVABLE, NET OF CURRENT MATURITIES	$84,092	$76,794

NOTE 7—Note Payable—Demand

At June 30, 2001, the company had available an $11,000,000 line of credit with interest payable monthly at the bank’s prime rate less ½%. During the fiscal year ended June 30, 2002, the available line of credit was increased to $14,500,000 with interest payable monthly at the bank’s prime rate less ¾%. The outstanding balance is limited to a borrowing base formula and is collateralized by the assets of the company. The balance outstanding at June 30, 2001 and 2002 was $8,212,209 and $1,693,177, respectively.

The line of credit and note payable—equipment (see Note 8) are personally guaranteed by a stockholder. In addition, under the terms of this credit facility, the company is required to maintain certain financial covenants.

HAKE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2002 and 2001

NOTE 8—Long-Term Debt

	June 30,		(Unaudited) December 31, 2002
	2001	2002
Term Loan—Due in monthly principal payments of $26,667 plus interest at 7.25%. The note was collateralized by the assets of the company. The note was repaid in 2002	$1,040,000	$0	$0

Note Payable—Individual. Due in monthly payments of $5,225 plus interest at prime. The note matured in 2002	62,700	0	0

Note Payable—Individual. Due in quarterly payments of $15,000 including interest at 9%. The note matured in 2002	69,701	0	0

Note Payable—Individual. Due in quarterly payments of $10,000 including interest at 9%. The note matured in 2002	46,468	0	0

Note Payable—Equipment. Due in monthly payments of $16,667, plus interest of 7.54%, commencing October 2001, collateralized by equipment and the personal guarantee of a stockholder. The note matures October 2006	1,000,000	850,000	750,000

TOTAL	2,218,869	850,000	750,000

Less: Current Installments	648,869	200,000	750,000

LONG-TERM DEBT	$1,570,000	$650,000	$0

Future debt maturities at June 30, 2002 are as follows:

2003	$200,000
2004	200,000
2005	200,000
2006	200,000
2007	50,000

TOTAL	$850,000

HAKE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2002 and 2001

NOTE 9—Note(s) Payable—Stockholder(s)

During 2002, the company repaid the outstanding balances of the notes with the common stockholders. The amount outstanding at June 30, 2001 was $325,000.

The note payable to the preferred stockholder is due on demand with interest equal to the company’s base borrowing rate. The balance outstanding at June 30, 2001 and 2002 was $100,000.

NOTE 10—Provision for Income Taxes

The provision for income taxes is comprised of the following:

	June 30,
	2000	2001	2002
Current:
Federal	$711,000	$1,265,000	$3,342,000
State	0	0	447,000

Deferred:
Federal	(19,000)	(108,000)	(638,000)
State	(100,000)	50,000	300,000

TOTAL PROVISION FOR INCOME TAXES	$592,000	$1,207,000	$3,451,000

Deferred Tax Asset (Liability):
Federal		$(19,000)	$619,000
State		480,000	180,000

TOTAL DEFERRED TAX ASSETS		$461,000	$799,000

Classification:
Deferred Tax Asset—Current		$205,000	$0
Deferred Tax Asset—Non-Current		256,000	799,000

TOTAL DEFERRED TAX ASSETS		$461,000	$799,000

Significant components of deferred taxes are as follows:

	June 30,
	2001	2002
Deferred Tax Assets:
Management Equity Plan	$174,000	$799,000
State Net Operating Losses	292,000	0
Other Temporary Differences	(5,000)	0

TOTAL DEFERRED TAX ASSETS	$461,000	$799,000

HAKE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2002 and 2001

NOTE 10—Provision for Income Taxes (Continued)

The company recognizes deferred tax assets and liabilities for future tax consequences of events that have been previously recognized in the company’s financial statements or tax returns. The measurement of deferred tax assets and liabilities is based on provisions of the enacted tax law. The effects of the future change in tax laws or rates are not considered.

A reconciliation of income tax at the statutory rate to the company’s effective rate is as follows:

	June 30,
	2000	2001	2002
Computed at the Expected Statutory Rate	34%	34%	34%
Net Permanent Differences	6%	6%	1%
State Tax Expense (Benefit), Net of Federal Tax	(8)%	(2)%	5%

INCOME TAX EXPENSE—EFFECTIVE RATE	32%	38%	40%

NOTE 11—Capital Stock

	June 30,		(Unaudited) December 31, 2002
	2001	2002
Preferred stock, Class B cumulative at 9%, no par value, stated value $100, 30,000 shares authorized, 11,667 shares issued and outstanding	$1,166,667	$1,166,667	$1,166,667
Common stock, Class A, voting, no par value, stated value $1,300, 1,000 shares authorized, 100 shares issued and outstanding	130,000	130,000	130,000
Common stock, Class B, non-voting, no par value, stated value $1,300, 1,000 shares authorized, 400 shares issued and outstanding	520,000	520,000	520,000

TOTAL	$1,816,667	$1,816,667	$1,816,667

HAKE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2002 and 2001

NOTE 12—Commitments

A.	The company leases its facilities from a partnership related by common ownership. Annual rent payments for the fiscal years ended June 30, 2001 and 2002 were $250,000. Effective July 1, 2002, the annual rent was increased to $300,000. The lease is annually renewable and requires the company to pay for all utilities and operating costs other than real estate taxes.

The company is the guarantor on debt of the partnership totaling $576,570 and $540,721 at June 30, 2001 and 2002, respectively. The company holds a note receivable from the partnership, the balance of which amounted to $90,830 and $84,092 at June 30, 2001 and 2002, respectively. The note is being repaid in monthly installments of $1,147 including interest at 8% through December 2010.

The company leases transportation equipment under operating leases with 36 to 48 month terms expiring through May 2005. Total rent expense was $409,844, $473,000 and $678,000 for the years ended June 30, 2000, 2001 and 2002, respectively.

The following is a schedule by years of future minimum obligations as described above:

June 30,
2003	$915,533
2004	715,289
2005	595,754
2006	378,420

TOTAL	$2,604,996

B.	The company is a guarantor of the debt of a related entity through common ownership. The entity’s property and equipment and a letter of credit serve as collateral for these obligations. As of June 30, 2001 and 2002, the outstanding balance of these obligations was approximately $1,965,000 and $1,615,000, respectively.

C.	The company has entered into an agreement with a former officer which requires annual payments of $170,000 for the remainder of his life. This agreement is cancelable at the discretion of the Board of Directors.

NOTE 13—Retirement Benefits

The company provides a 401(k) salary reduction plan which covers all eligible employees. The plan provides for an employer-matching contribution equal to 50% of a participant’s annual contribution to the plan up to a maximum of 6% of an employee’s annual salary. The employer-matching contribution for the years ended June 30, 2000, 2001 and 2002 was $98,569, $93,628 and $100,935, respectively. The plan also has a profit sharing option which allows the company to make discretionary contributions. The company approved a discretionary contribution for the years ended June 30, 2001 and 2002 of $83,000 and $100,000, respectively. No discretionary profit sharing contributions were made for the year ended June 30, 2000.

HAKE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2002 and 2001

NOTE 13—Retirement Benefits (Continued)

The company also contributes to pension plans under industry-wide collective bargaining agreements which provide for pension benefits. Governmental regulations impose certain requirements relative to multi-employer plans. In the event of plan termination or employer withdrawal, an employer may be liable for a portion of the plan’s unfunded vested benefits. The company has not received information from the plans’ administrators to determine its share of unfunded vested benefits. The company does not anticipate withdrawal from the plans, nor is the company aware of any expected plan terminations.

NOTE 14—Major Customers

The company conducts a major portion of its business with certain customers. For the year ended June 30, 2000, revenues from two major customers amounted to $27,778,000 or 33% of consolidated revenues. For the year ended June 30, 2001, revenues from three major customers amounted to $47,066,623 or 42% of consolidated revenues. For the year ended June 30, 2002, revenues from two major customers amounted to $68,314,581 or 39% of consolidated revenues.

NOTE 15—Management Equity Plan

Effective July 1, 1999, the company established a Management Equity Plan for the purpose of furthering its growth and retaining its key executive management employees. A committee appointed by the Board of Directors administers the plan. Participant benefits under the plan will vest based on service to the company, ranging from three to five years and will be payable as deferred compensation in the event of the sale of the company or a termination of service.

Under the Plan, Units are granted to participating managers as determined by the committee. Units are not transferable and are not shares of stock, nor do they represent any form of equity ownership. Units are valued annually, as of the end of each fiscal year of the company. As defined in the Plan, the determined value is as follows:

	June 30,
	2001	2002

Plan Growth (as Defined)	$1,553,200	$5,732,800

Plan Growth Assigned to Units Granted	$1,242,560	$4,586,240

Present Value of Vested Benefits, Discounted at 6% Based on Five-Year Payment Stream	$435,360	$2,000,962

HAKE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2002 and 2001

NOTE 16—Event (Unaudited) Subsequent to the Date of the Independent Auditors’ Report

On March 7, 2003, the company and its subsidiaries entered into an Equity Interests Purchase Agreement with Matrix Service Company. Subject to conditions set forth in the Agreement, Matrix Service Company purchased all rights, title and interest in all of the issued and outstanding equity interests of the Hake Group, Inc. and subsidiaries.

(b) Pro Forma Financial Information

The required pro forma financial information is set forth below.

INDEX TO PRO FORMA FINANCIAL INFORMATION

Page
Pro Forma Financial Information:
Unaudited Pro Forma Condensed Combined Balance Sheet as of February 28, 2003	21-22
Unaudited Pro Forma Condensed Combined Statement of Income for the nine months ended February 28, 2003	23
Unaudited Pro Forma Condensed Combined Statement of Income for the year ended May 31, 2002	24
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements	25-26

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements and explanatory notes have been prepared to give effect to the acquisition of Hake Group, Inc. and Subsidiaries (“Hake”) by Matrix Service Company (“Matrix”) as if the acquisition had been completed on June 1, 2001 for statement of income purposes, and February 28, 2003 for balance sheet purposes. The acquisition is to be accounted for as a purchase business combination as defined by Statement of Financial Accounting Standards No. 141. In accordance with Article 11 of Regulation S-X under the Securities Act, an unaudited pro forma condensed combined balance sheet as of February 28, 2003, and unaudited pro forma condensed combined statements of income for the year ended May 31, 2002, and the nine months ended February 28, 2003, have been prepared to reflect the acquisition of Hake by Matrix.

As the companies have differing year ends, the unaudited pro forma condensed combined balance sheet as of February 28, 2003 combines the unaudited consolidated balance sheet of Matrix as of February 28, 2003 with the unaudited consolidated balance sheet of Hake as of December 31, 2002 and gives effect to the acquisition as if it had occurred on February 28, 2003.

The unaudited pro forma condensed combined statement of income for the nine months ended February 28, 2003 combines the unaudited consolidated statement of income of Matrix for the nine months ended February 28, 2003 with the unaudited consolidated statement of income of Hake for the nine months ended December 31, 2002 and gives effect to the acquisition as if it had occurred on June 1, 2001.

The unaudited pro forma condensed combined statement of income for the year ended May 31, 2002 combines the consolidated statement of income of Matrix for the year ended May 31, 2002 with the consolidated statement of income for the year ended June 30, 2002 of Hake and gives effect to the acquisition as if it had occurred on June 1, 2001.

Certain reclassifications were made to the financial information of Hake to conform to Matrix’s presentation. The statement of income data for Hake for the three months ended June 30, 2002 is included in the unaudited pro forma condensed combined statements of income for both the year ended May 31, 2002 and the nine months ended February 28, 2003.

The pro forma financial statements should be read in conjunction with (a) the historical consolidated financial statements of Matrix as of May 31, 2002 and 2001, and for each of the three years in the period ended May 31, 2002; (b) the unaudited condensed consolidated balance sheet of Matrix as of February 28, 2003, and the unaudited consolidated statements of income for the nine month period ended February 28, 2003; and (c) the audited consolidated financial statements of Hake as of June 30, 2002 and 2001 and for each of the three years ended June 30, 2002; and the unaudited consolidated balance sheet of Hake as of December 31, 2002, and the consolidated statement of income of Hake for the six months ended December 31, 2002 included in this Report on Form 8-K.

The pro forma adjustments are preliminary and based on Matrix management’s estimates of the value of the tangible and intangible assets acquired and liabilities assumed. Based on the timing of the closing of the transaction and other factors, pro forma adjustments may differ materially from those presented in these pro forma financial statements. A change affecting the value assigned to assets acquired and liabilities acquired and/or assumed would result in a reallocation of purchase price and modifications to the pro forma adjustments. The statements of income effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

The pro forma financial data is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of Matrix after the acquisition or the financial position or results of operations had the acquisition actually been effected on June 1, 2001.

Matrix Service Company

Unaudited Pro Forma Condensed Combined Balance Sheets

As of February 28, 2003

(in thousands)

	Matrix Historical	Hake Historical	Acquisition Adjustments		Pro Forma Combined Total
ASSETS:

Current assets:
Cash and cash equivalents	$1,537	$1,011	$(757	)(a)	$1,791
Accounts receivable, net	28,174	20,048	—		48,222
Costs and estimated earnings in excess	9,683	13,609	—		23,292
of billings on uncompleted contracts
Inventories	2,411	—	—		2,411
Income tax receivable	1,046	—	—		1,046
Deferred income taxes	537	799	—		1,336
Investment in Joint Venture	—	982	—		982
Prepaid expenses	2,256	3,367	—		5,623

Total current assets	45,644	39,816	(757)		84,703

Net property, plant and equipment	41,764	3,044	923	(b)	45,731
Goodwill and intangibles	10,981	—	39,426	(c)	50,407
Other Assets	1,179	—	527	(d)	1,706

Total assets	$99,568	$42,860	$40,119		$182,547

Matrix Service Company

Unaudited Pro Forma Condensed Combined Balance Sheets

As of February 28, 2003

(in thousands)

	Matrix Historical	Hake Historical	Acquisition Adjustments		Pro Forma Combined Total
Current liabilities:
Accounts payable	$7,578	$15,020	—		$22,598
Billings on uncompleted contracts in	9,462	5,171	—		14,633
Management equity plan	—	2,001	—		2,001
Accrued insurance	1,819	—	—		1,819
Accrued environmental reserves	17	—	—		17
Income tax payable	—	2,546	—		2,546
Other accrued expenses	4,110	—	1,500	(e)	5,610
Current portion of acquisition payable	—	—	951	(f)	951
Current portion of long-term debt	643	750	4,000	(g)	5,393

Total current liabilities	23,629	25,488	6,451		55,568

Long-term debt	8,188	—	41,000	(g)	49,188
Deferred income taxes	2,275	—	2,555	(h)	4,830
Acquisition payable	—	—	7,485	(f)	7,485

Minority Interests	—	1,430	(1,430	)(i)	—

Stockholders’ equity:
Common stock	96	1,817	(1,817	)(j)	96
Additional paid-in capital	52,163	598	(598	)(j)	52,163
Retained earnings	22,654	13,527	(13,527	)(j)	22,654
Accumulated other comprehensive loss	(914)	—	—		(914)

	73,999	15,942	(15,942)		73,999
Less: Treasury stock	(8,523)	—	—		(8,523)

Total stockholders’ equity	65,476	15,942	(15,942)		65,476

Total liabilities and stockholders’ equity	$99,568	$42,860	$40,119		$182,547

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Matrix Service Company

Unaudited Pro Forma Condensed Combined Statements of Income

For the Nine Months Ended February 28, 2003

(in thousands)

	Matrix Historical	Hake Historical	Acquisition Adjustments		Pro Forma Combined Total
Revenues	$164,513	$136,124	$—		$300,637
Cost of revenues	144,266	113,246	186	(k)	257,698

Gross profit	20,247	22,878	(186)		42,939
Selling, general and administrative	13,651	11,529	—		25,180
Intangible amortization	—	—	750	(l)	750

Operating income	6,596	11,349	(936)		17,009

Other income (expense):
Interest expense	(210)	—	(1,785	)(m)	(1,995)
Interest income	15	—	—		15
Other	681	(900)	—		(219)
Income from investment in joint venture	—	982	—		982

Income before income tax expense	7,082	11,431	(2,721)		15,792
Provision for federal, state and foreign income tax expense	2,554	4,735	(1,034	)(n)	6,255

Income before minority interests in consolidated subsidiaries	4,528	6,696	(1,687)		9,537
Minority interests in net income of consolidated subsidiaries	—	(795)	795	(i)	—

Net income	$4,528	$5,901	$(892)		$9,537

Earnings per share of common stock:
Basic	$0.57				$1.21

Diluted	$0.55				$1.15

Weighted average number of common shares:
Basic	7,888,565				7,888,565

Diluted	8,283,680				8,283,680

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Matrix Service Company

Unaudited Pro Forma Condensed Combined Statements of Income

For the Year Ended May 31, 2002

(in thousands)

	Matrix Historical	Hake Historical	Acquisition Adjustments		Pro Forma Combined Total

Revenues	$222,506	$174,808	$—		$397,314
Cost of revenues	197,248	150,195	248	(k)	347,691

Gross profit	25,258	24,613	(248)		49,623
Selling, general and intangible administrative expenses	16,004	15,162	—		31,166
Intangible amortization	341	—	1,000	(l)	1,341
Restructuring, impairment and abandonment costs	(45)	—	—		(45)

Operating income	8,958	9,451	(1,248)		17,161

Other income (expense):
Interest expense	(255)	—	(2,424	)(m)	(2,679)
Interest income	37	—	—		37
Other	748	(846)	—		(98)

Income before income tax expense	9,488	8,605	(3,672)		14,421
Provision for federal, state and foreign income tax expense	3,607	3,451	(1,395	)(n)	5,663

Income before minority interests in consolidated subsidiaries	$5,881	$5,154	(2,277)		$8,758
Minority interests in net income of consolidated subsidiaries	—	(484)	484	(i)	—

Net income	$5,881	$4,670	$(1,793)		$8,758

Earnings per share of common stock:
Basic	$0.76				$1.13

Diluted	$0.73				$1.08

Weighted average number of common shares:
Basic	7,718,688				7,718,688

Diluted	8,104,957				8,104,957

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes To Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

The unaudited pro forma condensed combined financial statements included herein have been prepared by Matrix Service Company (“Matrix”) pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, Matrix believes that the disclosures are adequate to make the information pertinent.

The unaudited pro forma condensed combined balance sheet as of February 28, 2003 combines the unaudited consolidated balance sheet of Matrix as of February 28, 2003 with the unaudited consolidated balance sheet of Hake as of December 31, 2002 and gives effect to the acquisition as if it had occurred on February 28, 2003.

The unaudited pro forma condensed combined statement of income for the nine months ended February 28, 2003 combines the unaudited consolidated statement of income of Matrix for the nine months ended February 28, 2003 with the unaudited consolidated statement of income of Hake for the nine months ended December 31, 2002 and gives effect to the acquisition as if it had occurred on June 1, 2001.

The unaudited pro forma condensed combined statement of income for the year ended May 31, 2002 combines the consolidated statement of income of Matrix for the year ended May 31, 2002 with the consolidated statement of income of Hake for the year ended June 30, 2002 and gives effect to the acquisition as if it had occurred on June 1, 2001.

Certain reclassifications were made to the financial information of Hake to conform to Matrix’s presentation. The statement of income data for Hake for the three months ended June 30, 2002 is included in the Unaudited Pro Forma Condensed Combined Statement of Income for both the year ended May 31, 2002 and the nine months ended February 28, 2003.

At the time of purchase, Matrix provided for costs to be incurred in restructuring the business. These restructuring charges primarily relate to provisions for costs of redundant functions and facilities. These restructuring costs are accrued on the pro forma balance sheet. Matrix may incur additional costs to integrate its combined businesses over the course of the next two years.

The following represents the preliminary allocation of the purchase price as of March 7, 2003, and is for illustrative purposes only. Actual fair values will be based on financial information as of the acquisition date.

Cash consideration	$44,402,000
Acquisition payable	8,436,000
Transaction costs	828,000
Credit facility fees	527,000

Estimated total purchase price	$54,193,000

Under the purchase method of accounting, the total estimated purchase price is allocated to net tangible and intangible assets acquired and liabilities assumed based upon their estimated fair value as of the date of completion of the merger. The preliminary purchase price allocation, which is subject to change based on Matrix’s final analysis, is as follows:

Net tangible assets acquired	$24,176,000
Prepaid credit facility fees	527,000
Acquisition payable	(8,436,000)
Restructuring liability	(1,500,000)
Identifiable intangible assets	5,000,000
Goodwill	34,426,000

Estimated total purchase price	$54,193,000

A preliminary estimate of $5 million has been allocated to identifiable intangible assets including non-compete agreements and backlog.

A preliminary estimate of $34.4 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired.

2.	Unaudited Condensed Combined Pro Forma Adjustments

(a)	Represents the receipt of $45 million in net proceeds from the new credit facility offset by acquisition payment of $44.4 million, transaction fees of $0.8 million and credit facility fees of $0.5 million.

(b)	To adjust the basis in property, plant and equipment to estimated fair value.

(c)	To record goodwill of $34.4 million and identifiable intangibles of $5 million.

(d)	Represents prepaid credit facility fees of $0.5 million.

(e)	To record restructuring cost associated with EITF 95-3. Amounts recorded primarily relate to the costs associated with redundant functions and facilities.

(f)	Represents the fair value of the $10 million acquisition obligation which was discounted at 5.2%. The obligation will be paid in annual installments of $1 million, $2 million, $2 million, $2 million and $3 million during the five-year period ended March 7, 2008.

(g)	To record additional debt of $45 million utilized to finance the acquisition of Hake.

(h)	To record deferred tax liability of $1.9 million associated with intangible assets and $0.7 million associated with the basis difference of Hake property, plant and equipment.

(i)	Elimination of Hake minority interest as Matrix acquired all of the issued and outstanding capital stock of Hake and its subsidiaries.

(j)	To record the elimination of the historical stockholders’ equity and retained earnings of Hake in accordance with purchase business combination accounting.

(k)	Represents additional depreciation related to the increased basis of Hake property, plant and equipment.

(l)	Reflects the amortization of identifiable intangibles related to the acquisition assuming an average useful life of 5 years.

(m)	Reflects the additional interest expense related to the new credit facility, amortization of the prepaid credit facility fees and accretion of the acquisition payable.

(n)	To record the tax effect of the acquisition adjustments.

3.	Unaudited Pro Forma Net Earnings Per Share

The pro forma basic and diluted earnings per share is computed by dividing the net income by the weighted average number of common shares outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 13, 2003	/s/ Michael J. Hall
Michael J. Hall Vice President—Finance and Chief Financial Officer